Exhibit 99.1

FOR IMMEDIATE RELEASE
May 1, 2014

HERITAGE FINANCIAL CORPORATION COMPLETES MERGER WITH
WASHINGTON BANKING COMPANY

Olympia, WA / May 1, 2014 / PR Newswire / - (NASDAQ:HFWA) Heritage Financial Corporation (“Heritage”), the parent company of Heritage Bank, announced that on May 1, 2014, it completed its previously announced merger with Washington Banking Company (“Washington Banking”) and the merger of Whidbey Island Bank, the bank subsidiary of Washington Banking, into Heritage Bank.

Brian L. Vance, Chief Executive Officer of Heritage and Heritage Bank, stated, “We are very pleased to announce the completion of this transformative merger. By combining two quality Washington State banks that were similar in many ways, we have created an organization with approximately $3.3 billion in assets that has 67 branch locations in Washington and Oregon. We have created an institution of meaningful size and scale that will be able to better serve our customers and communities and compete more effectively. The combination also provides momentum for additional growth initiatives throughout the footprint of the combined company.”

Under the terms of the merger agreement, shareholders of Washington Banking immediately prior to the merger will receive 0.89000 shares of Heritage’s common stock and $2.75 in cash for each share of Washington Banking common stock, with cash to be paid in lieu of any fractional shares.  Washington Banking shareholders will receive information shortly on how to exchange their Washington Banking shares for shares of the merged company.

The Heritage leadership team draws on senior management from both organizations and the board of directors of the combined company is comprised of eight former Heritage directors and seven former Washington Banking directors.  The eight directors from Heritage include Brian S. Charneski, who will serve as vice-chairman of the board, David H. Brown, Gary B. Christensen, John A. Clees, Kimberly T. Ellwanger, Jeffrey S. Lyon, Brian L. Vance and Ann Watson. The seven directors from Washington Banking include Anthony B. Pickering, who will serve as chairman of the combined board, Rhoda L. Altom, Mark D. Crawford, Deborah J. Gavin, Jay T. Lien, Gragg E. Miller and Robert T. Severns.

In connection with the consummation of the merger as well as the corporate governance retirement age provisions, Donald V. Rhodes and Daryl D. Jensen resigned as members of the Boards of Directors of Heritage and its wholly-owned bank subsidiary, Heritage Bank.  Messrs. Rhodes and Jensen had served as directors of Heritage for 25 and 29 years, respectively. In addition, Mr. Rhodes served as Heritage’s CEO from 1989 until 2003 and as Chairman of the Board since 1990.

Mr. Vance added, “I particularly want to thank the directors, officers and staff from both organizations. It was a result of their truly collaborative efforts that this transaction was successfully completed. In addition, at this time, I want to extend our sincere appreciation to the dedication and assistance of Don Rhodes and Daryl Jensen to Heritage during their years of outstanding service to Heritage and Heritage Bank. Our Company, board, employees and shareholders are indebted to them for their leadership and guidance that has been instrumental to our growth and success for many years.”

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly owned banking subsidiary. Heritage Bank has a branching network of 67 banking offices in Washington and Oregon.  Heritage Bank does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington. Six of the branch offices located on Whidbey Island in Island County that were acquired in its merger with Washington Banking will continue to operate under the name of Whidbey Island Bank. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Note Regarding Forward Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "expected," "anticipate," "continue," or other comparable words. In addition, all statements other than statements of historical facts that address activities that Heritage expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Heritage Financial Corporation, particularly its Form 10-K and 10-K/A for the year ended December 31, 2013 or the Form 10-Q for the quarter ended March 31, 2014, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management. Specific risks in this press release include among other things: the expected cost savings, synergies and other financial benefits from the merger with Washington Banking might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected.
Contacts:
Brian L. Vance, President & CEO, (360) 943-1500